                          FUND PARTICIPATION AGREEMENT



     THIS AGREEMENT is entered into as of this 15th day of October, 1999 among THE LINCOLN NATIONAL LIFE INSURANCE COMPANY ("Lincoln National"), a life insurance company organized under the laws of the State of Indiana, AMERICAN VARIABLE INSURANCE SERIES ("Series"), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts, AMERICAN FUNDS DISTRIBUTORS, INC. ("AFD"), a corporation organized under the laws of the State of California, and having a business address of 333 South Hope Street, Los Angeles, California 9007 1, and CAPITAL RESEARCH AND MANAGEMENT COMPANY ("CRMC"), a corporation organized under the laws of the State of Delaware, and having a business address of 333 South Hope Street, Los Angeles, California 90071.

                                   WITNESSETH:

          WHEREAS, Lincoln National proposes to issue to the public, now and in the future, certain multi-manager variable annuity contracts and variable life insurance policies ("Contracts") as set forth in Appendix A;

          WHEREAS, Lincoln National has established one or more separate accounts ("Accounts"), as set forth in Appendix B, for the purposes of issuing the Contracts and has or will register the Account with the United States Securities and Exchange Commission ("the SEC") as an unit investment trust under the Investment Company Act of 1940 ("the 1940 Act") unless exempt therefrom;

          WHEREAS, the Series has received a "Mixed and Shared Funding Order" from the SEC granting relief from the certain provisions of the 1940 Act and the rules thereunder to the extent necessary to permit shares of the Series to be sold to variable annuity and life insurance separate accounts of unaffiliated insurance companies;

          WHEREAS, the Series is divided into various funds ("Funds"), some of which are set forth in Appendix C, each Fund being subject to certain fundamental investment policies some of which may not be changed without a majority vote of the shareholders of such Fund;

          WHEREAS, certain Funds will serve as the underlying investments for the Contracts as set forth in Appendix C;

          WHEREAS, AFD. a registered broker-dealer. will provide certain services to Lincoln National with regard to the Contracts; and

          WHEREAS, CRMC is the investment adviser for the Series.

          NOW THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, Lincoln National, the Accounts, the Series, AFD and CRMC hereby agree as follows:

          1. The Series and CRMC each represents and warrants to Lincoln National that: (i) a registration statement under the Securities Act of 1933 ("1933 Act") and under the 1940 Act with respect to the Series has been filed with the SEC in the form previously delivered to Lincoln National, and copies of any and all amendments thereto will be forwarded to Lincoln National at the time that they are filed with the SEC; (ii) the Series is, and shall be at all times while this Agreement is in force, lawfully organized, validly existing, and properly qualified as an open-end management investment company; and (iii) the Series registration statement and any further amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the 1933 Act and the 1940 Act, and the rules and regulations of the SEC thereunder, and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Series by Lincoln National expressly for use therein.

          2. The Series will furnish to Lincoln National such information with respect to the Series in such form and signed by such of its officers as Lincoln National may reasonably request, and will warrant that the statements therein contained when so signed will be true and correct. The Series will advise Lincoln National immediately of: (a) any request by the SEC (i) for amendment of the registration statement relating to the Series or (ii) for additional information; (b) the issuance by the SEC of any stop order suspending the effectiveness of the registration statement of the Series or the initiation of any proceeding for that purpose; (c) the institution of any proceeding, investigation or hearing involving the offer or sale of the Contracts or the Series of which it becomes aware; or (d) the happening of any material event, if known, which makes untrue any statement made in the registration statement of the Series or which requires the making of a change therein in order to make any statement made therein not misleading.

          3. The Series will use best efforts to register for sale under the 1933 Act and, if required, under state securities laws, such additional shares of the Series as may reasonably be necessary for use as the funding vehicle for the Contracts.

          4. The Series agrees to make Class I and Class 2 shares of all of its Funds available to the Contracts. To the extent Lincoln National uses Class 2 shares, it will be entitled to a fee from the Series of .25% per annum of Class 2 assets attributable to the Contracts to offset Contract marketing expenses for as long as the Series' Rule 12b I plan remains in effect. Fund shares to be made available to Accounts for the Contracts shall be sold by the Series and purchased by Lincoln National for a given Account at the net asset value (without the imposition of a sales load) next computed after receipt of each order by the Series or its designee, as established in accordance with the provisions of the then current prospectus of the Series. For purposes of this Paragraph 4, Lincoln National shall be a designee of the Series for receipt of such orders from each Account, and receipt by such designee by 4:00 p.m. Eastern time shall constitute receipt by the Series only if the net purchase or redemption orders are transmitted to the Series by Lincoln National by 10:00 a.m. Eastern time on the day following Lincoln National's receipt of that information. "Business Day" shall mean any day on which the New

York Stock Exchange ("NYSE") is open for trading and on which the Series calculates its net asset value pursuant to the rules of the SEC. The Series will make its shares available indefinitely for purchase at the applicable net asset value per share on those days on which the Series calculates its net asset value pursuant to the rules of the SEC, and the Series shall use its best efforts to calculate such net asset value on each day on which the NYSE is open for trading. The Series shall make the net asset value per share for each of the Funds available to Lincoln National (using a mutually agreed upon format) on a daily basis as soon as reasonably practical after the Series calculates its net asset value per share, and the Series shall use its best efforts to make such net asset value per share available by 6:00 p.m. Eastern time. The Series, and its investment adviser, CRMC, are responsible for maintaining net asset values for the Funds in accordance with the requirements of the 1940 Act and its current prospectus. Shares of particular Funds shall be ordered in such quantities and at such times as determined by Lincoln National to be necessary to meet the requirements of the Contracts. Payment for shares purchased shall be made in federal funds transmitted by wire by 2:00 p.m. Eastern time as long as the banking system is open for business. If the banking, system is closed, payment will be transmitted the next day that the banking system is open for business. If payment is received by the Series after 2:00 p.m., Eastern time on such Business Day, Lincoln National shall, upon the Series' request, promptly reimburse the Series for any charges, costs, fees, interest or other expenses incurred in connection with any advances, borrowing, or overdrafts. The Series will confirm receipt of each trade (using a mutually agreed upon format) by 1:00 p.m. Eastern time on the Business Day the trade is placed with the Series.

          The Series reserves the right to temporarily suspend sales if the Board of Trustees of the Series deems it appropriate and in the best interests of the Series or in response to the order of an appropriate regulatory authority.

          5. The Contracts funded through the Accounts will provide for the allocation of net amounts among certain subaccounts for investment in such shares of the Funds as may be offered from time to time in the Contracts. The selection of the particular subaccount is to be made by the Contract owner and such selection may be changed in accordance with the terms of the Contracts.

          6. Transfer of the Series' shares will be by book entry only. No stock certificates will be issued to the Account. Shares ordered from a particular Fund will be recorded by the Series as instructed by Lincoln National in an appropriate title for the corresponding Account or subaccount.

          7. The Series shall furnish notice promptly to Lincoln National (using a mutually agreed upon format) of any dividend or distribution payable on any shares underlying subaccounts. Lincoln National hereby elects to receive all such dividends and distributions as are payable on shares of a Fund recorded in the title for the corresponding subaccount in additional shares of that Fund. The Series shall notify Lincoln National of the number of shares so issued. Lincoln National reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.

          8. The Series shall redeem its shares in accordance with the terms of its then current prospectus. For purposes of this Paragraph 8, Lincoln National shall be a designee of the Series for receipt of requests for redemption from each Account, and receipt by such designee by 4:00 p.m. Eastern time shall constitute receipt by the Series; provided that the Series receives notice of such request for redemption by 10:00 a.m. Eastern time on the following Business Day. Lincoln National shall purchase and redeem the shares of Funds offered by the then current prospectus of the Series in accordance with the provisions of such prospectus. The Series agrees to redeem, upon Lincoln National's request, any full or fractional shares of the designated portfolio held by Lincoln National. Payment shall be made in federal funds transmitted by wire by 2:00 p.m. Eastern time as long as the banking system is open for business. If the banking system is closed, payment will be transmitted the next day that the banking system is open for business. If payment is received by Lincoln Life after 2:00 p.m., Eastern time on such Business Day, the Series shall, upon Lincoln National's request, promptly reimburse Lincoln National for any charges, costs, fees, interest or other expenses incurred in connection with any advances, borrowing, or overdrafts. The Series will confirm receipt of each trade (using a mutually agreed upon format) by 1:00 p.m. Eastern time on the Business Day the trade is placed with the Series.

          9. The Series shall pay all expenses incidental to its performance under this Agreement. The Series shall see to it that all of its shares are registered and authorized for issue in accordance with applicable federal and state laws prior to their purchase for the Accounts. The Series shall bear the expenses for the cost of registration of its shares, preparation of prospectuses to be sent to existing Contract owners, proxy materials and reports, the printing and distribution of such items to each Contract owner who has allocated net amounts to any Subaccount, the preparation of all statements and notices required from it by any federal or state law, and taxes on the issue or transfer of the Series' shares subject to this Agreement. The Series will provide Lincoln National, at least once a year, with enough copies of its Statement of Additional Information to be able to distribute one to each Contract owner or prospective Contract owner who requests such Statement of Additional Information.

          10. Lincoln National shall bear the expenses for the cost of printing and distribution of Series prospectuses to be sent to prospective Contract owners. The Series shall provide, at its expense, such documentation (in camera ready or other mutually agreeable form) and other assistance as is reasonably necessary in order for Lincoln National once each year (or more frequently if the prospectus for the Series is amended) to have the prospectus or prospectuses for the Contracts and the Series prospectus printed together in one or more documents. With respect to any Series prospectus that is printed in combination with any one or more Contract prospectus (the "Prospectus Booklet"), the Series shall bear the costs of printing and mailing the Prospectus Booklet to existing Contract owners based on the ratio of the number of pages of the Series prospectuses included in the Prospectus Booklet to the number of pages in the Prospectus Booklet as a whole. With respect to any Series report that is printed in combination with any one or more reports of investment options for the Contracts (the "Report Booklet"), the Series shall bear the costs of printing and mailing the Report Booklet to existing Contract owners based on the ratio of the number of pages of the Series report included in the Report Booklet to the number of pages in the Report Booklet as a whole.

          11. Lincoln National represents and warrants to the Series that any information furnished in writing by Lincoln National to the Series for use in the registration statement of the Series will not result in the registration statement's failing to conform in all material respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder or containing any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

          12. Lincoln National and its affiliates shall make no representations concerning the Series' shares except those contained in the then current prospectus of the Series, in such printed information subsequently issued on behalf of the Series or other funds managed by CRMC as supplemental to the appropriate fund prospectus, or in materials approved by AFD.

          13. Shares of the Series may be offered to separate accounts of various insurance companies in addition to Lincoln National. The Series shall comply with the provisions of Section 817 of the Internal Revenue Code of 1986 as amended and the regulations thereunder ("Section 817").

          14. The parties to this Agreement recognize that due to differences in tax treatment or other considerations, the interests of various Contract owners participating in one or more Funds might, at some time, be in conflict. Each party shall report to the other party any potential or existing conflict of which it becomes aware. The Board of Trustees of the Series shall promptly notify Lincoln National of the existence of irreconcilable material conflict and its implications. If such a conflict exists for which Lincoln National is responsible as determined by the Board of Trustees, Lincoln National will, at its own expense, take whatever action it deems necessary to remedy such conflict; in any case, Contract owners will not be required to bear such expenses.

          15. Lincoln National agrees to indemnify and hold the Series harmless against, any and all losses, claims, damages, liabilities or litigation (including reasonable legal and reasonable other expenses) to which the Series may be subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of Lincoln National: (a) making untrue statements of material facts or omitting material fact in the registration statement, prospectus or sales literature of the Contracts and/or Accounts; (b) making untrue statements of material facts that the Series includes in its materials, provided the Series relies on information supplied by Lincoln National, (c) engaging in unlawful conduct with respect to the sale of the Contracts or Fund shares; and (d) materially breaching this Agreement or a representation or warranty.

          16. The Series and CRMC each agrees to indemnify and hold Lincoln National harmless against, any and all losses, claims, damages, liabilities or litigation (Including reasonable legal and reasonable other expenses) to which Lincoln National may be subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of the Series', AFD's or CRMC's (a) making untrue statements of material facts or omitting material facts in the registration statement, prospectus or sales literature of the Series; (b) making untrue statements of material facts that the Series includes in its materials, provided Lincoln National relies on information supplied by or on behalf of the Series; (c) engaging in unlawful conduct with respect to the sale of the Contracts or Fund shares; (d) materially breaching this Agreement or a representation or warranty; and (e) failing to comply with the requirements of Section 817 and regulations thereunder.

          17. Lincoln National shall be responsible for assuring that the Accounts provide passthrough voting privileges to Contract owners so long as and to the extent that the Securities and Exchange Commission continues to interpret the 1940 Act to require pass through voting privileges for the Contracts.

          18. AFD will be responsible for conducting training activities for Lincoln National's wholesalers regarding CRMC's approach to investment management in connection with Lincoln National's wholesaler support of the Series. Training will include initial sessions as to CRMC's investment approach and strategies, background in CRMC's investment results, information on CRMC's portfolio counselors managing the Series and general information on CRMC. AFD will provide such periodic additional training and refresher training as may be requested by Lincoln National. AFD will provide speakers and panelists at national sales meetings conducted by Lincoln National regarding the Series.

          In consideration of the activities performed by AFD for Lincoln National, Lincoln National will pay AFD .25 % on each new Contract purchase payment.

          19. The parties understand that there is no intention to create a joint venture in the subject matter of this Agreement. Accordingly, the right to terminate this Agreement and to engage in any activity not inconsistent with this Agreement is absolute. This Agreement will terminate:

              (i) By any party at any time upon six months' written notice to the other parties; or

              (ii) at the option of Lincoln National or the Series, upon ten calendar days' prior written notice to the other parties, if a final non-appealable administrative or judicial decision is entered against any other party which has a material impact on the Contracts;

              (iii) at the option of Lincoln National, upon ten calendar days'
                    prior written notice to the other parties, if shares of the Series are not reasonably available;

              (iv) at the option of Lincoln National, immediately upon written notice to the other parties, if the Series or CRMC falls to meet the requirements for either diversification under
                    Section 817 or registered investment company status or if the Board of the Series terminates the Class 2 Plan of Distribution pursuant to Rule 12b-I under the 1940 Act; or

              (v) immediately in the event the Series' shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as an underlying investment for the Contracts issued or to be issued by Lincoln National; in such event prompt notice shall be given by Lincoln National or the Series to the other parties.

          The effective date for termination pursuant to any notice required under this Paragraph shall be calculated beginning with the date of receipt of such notice to all other parties.

          20. All notices, consents, waivers, and other communications under this Agreement must be in writing, and will be deemed to have been duly received
(a) when delivered by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) the day after it is sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         IF TO LINCOLN NATIONAL:
         The Lincoln National Insurance Company
         1300 South Clinton Street
         Fort Wayne, Indiana 46801
         Attention: Steven M. Kluever, Second Vice President
         Facsimile No.: 219-455-1773

         IF TO SERIES:
         American Variable Insurance Series
         333 S. Hope Street, 55 th Floor
         Los Angeles, California 90071
         Attention: Michael J. Downer, Senior Vice President
         Facsimile No.: 213-486-9041

         IF TO CRMC:
         Capital Research and Management Company
         333 S. Hope Street, 55th Floor
         Los Angeles, CA 90071
         Attention: Michael J. Downer, Senior Vice President and Legal Counsel Facsimile No.: 213-486-9041

         IF TO AFD:
         American Funds Distributors, Inc.
         333 S. Hope Street, 34th Floor
         Los Angeles, California 90071
         Attention: Michael J. Downer, Secretary and Legal Counsel Facsimile No.: 213-486-9041


          21. If this Agreement terminates, any provision of this Agreement necessary to the orderly windup of business under it will remain in effect as to that business, after termination.

          22. If this Agreement terminates, the Series, at Lincoln National's option, will continue to make additional shares of the Series available for all Contracts existing as of the effective date of termination (under the same terms and conditions as were in effect prior to termination of this Agreement with respect to existing Contract owners), unless the Series liquidates or applicable laws prohibit further sales. Lincoln National agrees not to redeem shares unless legitimately required to do so according to a Contract owner's request or under an order from the SEC.

          23. The obligations of the Series under this Agreement are not binding upon any of the Trustees, officers, employees, or shareholders (except CRMC if it is a shareholder) of the Series individually, but bind only the Series' assets. When seeking satisfaction for any liability of the Series in respect of this Agreement, Lincoln National and the Account agree not to seek recourse against said Trustees, officers, employees, or shareholders, or any of them, or any of their personal assets for such satisfaction. Notwithstanding the foregoing, if Lincoln National seeks satisfaction for the Series for any losses, claims, damages, liabilities or litigation in respect of this Agreement, Lincoln National and the Accounts shall also have recourse against AFD and CRMC< which shall be jointly and severally liable for all amounts due Lincoln National and not recovered from the Series.

          24. This Agreement shall be construed in accordance with the laws of the State of California.

          25. This Agreement and the parties' rights, duties, and obligations under this Agreement are not transferable or assignable by any of them without the express, prior written consent of the other party hereto. Any attempt by a party to transfer or assign this Agreement or any of its rights, duties or obligations under this Agreement without such consent is void.

          26. The following Paragraphs shall survive any termination of this
Agreement: 4, 7, 8, 15, 16, 19, 20-25.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date first above written.


                                             THE LINCOLN NATIONAL LIFE
                                             INSURANCE COMPANY (ON BEHALF OF THE
                                             ACCOUNTS AND ITSELF)



Attest:                                      By:
                                             Its:

                                             AMERICAN VARIABLE INSURANCE
                                             SERIES


    Attest:
                                             By:
                                             Its: Senior Vice President


                                             AMERICAN FUNDS DISTRIBUTORS, INC.


    Attest:
                                             By:
                                             Its: President


                                             CAPITAL RESEARCH AND MANAGEMENT
                                             COMPANY


Attest:
                                             By:
                                             Its: Executive Vice President

Appendix A

         Lincoln VUL
         Lincoln VULdb
         Lincoln CVUL D
         L ChoicePlus variable annuity
         MultiFund individual variable annuity
         MultiFund group variable annuity Lincoln SVUL

Appendix B

         Lincoln Life Flexible Premium Variable Life Account M
         Lincoln Life Flexible Premium Variable Life Account S
         Lincoln Life Variable Annuity Account N
         Lincoln National Variable Annuity Account C
         Lincoln Life Variable Annuity Account Q
         Lincoln Life Flexible Premium Variable Life Account R

Appendix C

         American Variable Insurance Series

                  Global Growth Fund Class 2
                  Global Small Capitalization Fund Class 2
                  International Fund Class 2
                  Growth Fund Class 2
                  Growth Income Fund Class 2
                  High Yield Bond Fund Class 2